JKHY Third Quarter Fiscal 2018 Operating Income Increases 9%
May 1, 2018

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS THIRD QUARTER
FISCAL 2018 WITH 9% INCREASE IN OPERATING INCOME

Monett, MO, May 1, 2018 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced third quarter fiscal 2018 results.
Revenue for the quarter ended March 31, 2018 increased to $384.7 million, a 9% improvement over the third quarter of fiscal 2017. Operating income increased 9% to $96.3 million. The Tax Cuts and Jobs Act enacted December 22, 2017 had a large impact on our provision for income taxes and contributed to the large increase in net income of 21% over the third quarter of fiscal 2017 to $72.4 million, or $0.93 per diluted share.
For the nine months ended March 31, 2018, revenue increased 7% to $1,119.4 million over the same nine months of fiscal 2017. Operating income increased 6% to $283.8 million, and net income increased 61% to $291.4 million, or $3.76 per diluted share, with the increase again due mainly to the effects of the Tax Cuts and Jobs Act.
According to David Foss, President and CEO, “We are happy to report another strong quarter of revenue and operating income growth.  Our sales teams continue to have a very solid year through our third quarter, and our fourth quarter has started out very well as it appears they should exceed their quota target for the fiscal year. We have now migrated 34 financial institutions to the new payment platform, and we continue to see high levels of interest. I want to thank all of our associates for all their efforts to produce these results."
Operating Results
Revenue, cost of sales, and gross profit results for the quarter and the nine months ended March 31, 2018 were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2018	2017		2018	2017
Revenue
Services & Support	$244,830	$226,856	8%	$706,879	$666,062	6%
Percentage of Total Revenue	64%	64%		63%	64%
Processing	139,854	126,911	10%	412,495	381,287	8%
Percentage of Total Revenue	36%	36%		37%	36%
Total Revenue	384,684	353,767	9%	1,119,374	1,047,349	7%

•
The increased revenue in the services and support revenue line for the third quarter of fiscal 2018 was mainly driven by growth in our "outsourcing and cloud" and "product delivery and services" revenues. The increase in outsourcing and cloud and the increase in processing revenue were partially due to revenue from Ensenta. Deconversion fees, which are included within product delivery and services, increased $3.8 million compared to the third quarter of the prior year. Excluding deconversion fees from both periods, revenue from fiscal 2018 acquisitions, and fiscal 2017 revenue attributable to divested products, revenue increased 6%.

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For the nine months ended March 31, 2018, deconversion fees increased $0.9 million compared to the prior year-to-date period. Excluding deconversion fees from both periods, revenue from fiscal 2018 acquisitions, and fiscal 2017 revenue attributable to divested products, revenue increased 7%. The increase in the services and support line was driven primarily by increased "outsourcing and cloud" and "product delivery and services" revenue. The product delivery and services revenue increase in the year-to-date period was driven by the completion of revised contractual obligations on several long-term contracts that permitted the Company to recognize previously deferred revenue related to our bundled arrangements. The increase in the processing line was driven by increased "transaction and digital" and "card" processing revenue.

•
For the third quarter of fiscal 2018, core segment revenue increased 7% to $136.6 million from $127.2 million in the same period a year ago. Payments segment revenue increased 12% to $132.6 million, from $118.4 million in the same quarter last year. Revenue from the complementary segment increased 11% to $104.5 million in the third quarter of fiscal 2018 from $94.2 million in the same period of fiscal 2017. Revenue in the corporate and other segment decreased 22% to $11.0 million, compared to $14.0 million for the third quarter of fiscal 2017.

JKHY Third Quarter Fiscal 2018 Operating Income Increases 9%
May 1, 2018

•
For the nine months ended March 31, 2018, revenue in the core segment increased 10% to $399.9 million, compared to $364.0 million a year ago. Payments segment revenue increased 6% to $381.7 million, from $359.9 million for the first nine months of fiscal 2017. Complementary segment revenue increased 7% to $298.1 million, up from $279.2 million a year ago. Revenue from the corporate and other segment decreased 11% to $39.6 million for the nine months ended March 31, 2018 from $44.3 million for the nine months ended March 31, 2017.

Operating Expenses and Operating Income
Operating income increased 9% to $96.3 million, or 25% of third quarter fiscal 2018 revenue, compared to $88.7 million, or 25% of revenue in the third quarter of fiscal 2017.
For the year-to-date period, operating income increased 6% to $283.8 million, or 25% of revenue, compared to operating income of $268.8 million, or 26% of revenue, for the nine months ended March 31, 2017.

(Unaudited, In Thousands)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2018	2017		2018	2017
Cost of Revenue	$221,592	$206,727	7%	$637,960	$599,636	6%
Percentage of Total Revenue	58%	58%		57%	57%
Research and Development	22,591	20,801	9%	65,934	61,413	7%
Percentage of Total Revenue	6%	6%		6%	6%
Selling, General, & Administrative	44,185	39,794	11%	133,532	119,795	11%
Percentage of Total Revenue	11%	11%		12%	11%
Gain on disposal of a business	—	(2,286)	(100)%	(1,894)	(2,250)	(16)%
Total Operating Expenses	288,368	265,036	9%	835,532	778,594	7%
Operating Income	$96,316	$88,731	9%	$283,842	$268,755	6%
Operating Margin	25%	25%		25%	26%

•
Cost of revenue increased 7% for the third quarter of fiscal 2018 compared to the third quarter of fiscal 2017, but remained consistent as a percentage of revenue. The increased costs were primarily due to increased headcount driving increased salaries and benefits as well as higher direct costs of product, costs related to our new card payment processing platform and faster payments initiatives, and increased amortization of capitalized software.

•
For the nine months ended March 31, 2018, cost of revenue increased 6% compared to the equivalent period of the prior year, but remained a consistent percentage of revenue. The increased costs were primarily due to higher personnel costs, higher direct costs of product, costs related to our new card payment processing platform and faster payments initiatives, and increased amortization of capitalized software.

•
Research and development expense increased for the third quarter and year-to-date period mainly due to increased salary and personnel costs resulting from increased headcount, but remained consistent with the prior year third quarter and year-to-date period as a percentage of total revenue.

•
Selling, general, and administrative expenses for the third quarter of fiscal 2018 increased 11% over the third quarter of the prior fiscal year, but remained a consistent percentage of revenue. The increase was primarily due to increased commission expense, salaries, and personnel costs.

•
For the nine months ended March 31, 2018, selling, general, and administrative expenses increased 11% compared to the equivalent period of fiscal 2017, and increased less than 1% as a percentage of revenue. The increased spending was mainly due to the Jack Henry Annual Conference in October, as well as increased commissions, salaries, personnel costs, and increased professional service expenses due to contracting with outside experts in preparation for our adoption of the new ASC 606 revenue standard.

•	In the third quarter of fiscal 2017, we recognized a gain related to the sale of Alogent.

•
For the nine months ended March 31, 2018, gains on disposals of businesses totaled $1.9 million, due to the disposals of the ATM Manager and jhaDirect product lines. The prior year gain was related to the sale of Alogent.

Net Income
Net income for the third quarter and the nine months ended March 31, 2018 was significantly impacted by the effects of the Tax Cuts and Jobs Act.

JKHY Third Quarter Fiscal 2018 Operating Income Increases 9%
May 1, 2018

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2018	2017		2018	2017
Income Before Income Taxes	$95,712	$88,495	8%	$283,093	$268,360	5%
Provision for Income Taxes	23,317	28,451	(18)%	(8,287)	87,258	(109)%
Net Income	$72,395	$60,044	21%	$291,380	$181,102	61%
Diluted earnings per share	$0.93	$0.77	21%	$3.76	$2.31	62%

•
Provision for income taxes decreased in the third quarter, with an effective tax rate at 24.4% of income before income taxes, compared to 32.1% for the same quarter of the prior year. The decrease was due to adjustments recorded as a result of the Tax Cuts and Jobs Act.

•	The decreased provision for income taxes in the nine months ended March 31, 2018 was also due primarily to the Tax Cuts and Jobs Act.
According to Kevin Williams, CFO, “The Tax Cuts and Jobs Act impacted the quarter and year to date net income as we continue to implement the new rules over our fiscal year, which will continue to adjust the full year to a blended effective rate. The table below adjusts out all the non-operational impacts on the financials by excluding deconversion fees, revenue and operating income from acquisitions, and revenue and gain from divestitures to allow our investors to focus on our true operating performance of revenue growth of 6% and operating income increase of 8% over the respective prior year quarter.”
Effects of Deconversion Fees, Acquisitions, and Divestitures
The table below shows our revenue and operating income (in thousands) for the third quarter and nine months ended March 31, 2018 compared to the prior year periods, excluding the impacts of deconversion fees, divestitures, and fiscal 2018 acquisitions.

	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2018	2017		2018	2017

Reported Revenue (GAAP)	$384,684	$353,767	9%	$1,119,374	$1,047,349	7%

Adjustments:
Deconversion fees	15,734	11,888		34,288	33,423
Revenue from fiscal 2018 acquisitions	7,637	—		9,057	—
Revenue from divestitures	—	2,261		—	7,497

Proforma Revenue	$361,313	$339,618	6%	$1,076,029	$1,006,429	7%

Reported Operating Income (GAAP)	$96,316	$88,731	9%	$283,842	$268,755	6%

Adjustments:
Deconversion fees	15,458	11,888		33,195	33,416
Operating income from fiscal 2018 acquisitions	632	—		85	—
Operating income from divestitures	—	438		—	1,871
Gain on disposal of businesses	—	2,286		1,894	2,250

Proforma Operating Income	$80,226	$74,119	8%	$248,668	$231,218	8%

JKHY Third Quarter Fiscal 2018 Operating Income Increases 9%
May 1, 2018

Balance Sheet and Cash Flow Review

•	At March 31, 2018, cash and cash equivalents increased to $57.4 million from $42.9 million at March 31, 2017.

•	Trade receivables totaled $168.9 million at March 31, 2018 compared to $139.5 million at March 31, 2017.

•	The company had $105.0 million borrowed at March 31, 2018 and $50.0 million outstanding debt at March 31, 2017.

•	Total deferred revenue decreased to $305.5 million at March 31, 2018, compared to $338.7 million a year ago.

•	Stockholders' equity increased to $1,223.1 million at March 31, 2018, compared to $1,012.1 million a year ago.
Cash provided by operations totaled $234.9 million in fiscal 2018 compared to $198.9 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2018	2017
Net income	$291,380	$181,102
Depreciation	36,470	37,554
Amortization	75,787	66,882
Change in deferred income taxes	(70,104)	14,830
Other non-cash expenses	6,161	8,804
Change in receivables	113,465	114,420
Change in deferred revenue	(206,358)	(182,309)
Change in other assets and liabilities	(11,929)	(42,416)
Net cash provided by operating activities	$234,872	$198,867

•	The change in deferred income taxes was mainly related to the Tax Cuts and Jobs Act.
Cash used in investing activities for fiscal 2018 totaled $239.1 million, compared to $103.5 million for the same period in fiscal 2017 and included the following:

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2018	2017
Payment for acquisitions, net of cash acquired	$(137,654)	$—
Capital expenditures	(17,858)	(28,150)
Proceeds from the sale of businesses	350	2,286
Proceeds from the sale of assets	258	949
Internal use software	(6,965)	(14,780)
Computer software developed	(72,186)	(63,804)
Purchase of investments	$(5,000)	$—
Net cash from investing activities	$(239,055)	$(103,499)

•
On December 21, 2017, the Company acquired all equity interest of Ensenta Corporation, a California-based provider of real-time, cloud-based solutions for mobile and online payments and deposits, making Jack Henry & Associates the leading provider of consumer remote deposit capture services.

•	On August 31, 2017, the Company purchased Vanguard Software Group, a Florida-based company specializing in the underwriting, spreading, and online decisioning of commercial loans.
Financing activities used cash of $53.2 million in fiscal 2018 and $122.8 million in fiscal 2017.

(Unaudited, In Thousands)	Nine Months Ended March 31,
	2018	2017
Borrowings on credit facilities	$125,000	$80,000
Repayments on credit facilities	(70,000)	(30,200)
Purchase of treasury stock	(30,018)	(103,885)
Dividends paid	(76,429)	(67,641)
Net cash from issuance of stock and tax related to stock-based compensation	(1,733)	(1,036)
Net cash from financing activities	$(53,180)	$(122,762)

JKHY Third Quarter Fiscal 2018 Operating Income Increases 9%
May 1, 2018

Quarterly Conference Call
The company will hold a conference call on May 2, 2018; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve approximately 8,900 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Third Quarter Fiscal 2018 Operating Income Increases 9%
May 1, 2018

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended March 31,		% Change	Nine Months Ended March 31,		% Change
	2018	2017		2018	2017

REVENUE	$384,684	$353,767	9%	$1,119,374	$1,047,349	7%

EXPENSES
Cost of Revenue	221,592	206,727	7%	637,960	599,636	6%
Research & Development	22,591	20,801	9%	65,934	61,413	7%
Selling, General, & Administrative	44,185	39,794	11%	133,532	119,795	11%
Gain on disposal of businesses	—	(2,286)	(100)%	(1,894)	(2,250)	(16)%
Total Expenses	288,368	265,036	9%	835,532	778,594	7%

OPERATING INCOME	96,316	88,731	9%	283,842	268,755	6%

INTEREST INCOME (EXPENSE)
Interest income	130	42	210%	424	209	103%
Interest expense	(734)	(278)	164%	(1,173)	(604)	94%
Total	(604)	(236)	156%	(749)	(395)	90%

INCOME BEFORE INCOME TAXES	95,712	88,495	8%	283,093	268,360	5%

PROVISION FOR INCOME TAXES	23,317	28,451	(18)%	(8,287)	87,258	(109)%

NET INCOME	$72,395	$60,044	21%	$291,380	$181,102	61%

Diluted net income per share	$0.93	$0.77		$3.76	$2.31
Diluted weighted average shares outstanding	77,546	77,932		77,586	78,319

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				March 31,		% Change
				2018	2017
Cash and cash equivalents				$57,402	$42,916	34%
Receivables				168,934	139,503	21%
Total assets				1,905,368	1,686,983	13%

Accounts payable and accrued expenses				$90,122	$75,062	20%
Current and long-term debt				105,000	50,000	110%
Deferred revenue				305,536	338,744	(10)%
Stockholders' equity				1,223,085	1,012,112	21%